Exhibit 99(2)

2009 Third Quarter Earnings Conference Call

Thank you Jay and welcome to our third quarter conference call. I will make a few brief comments after which John Rielly will review our financial results.

Net income for the third quarter of 2009 was $341 million versus $775 million a year ago.  Our results were negatively impacted by sharply lower crude oil and natural gas selling prices and lower marketing and refining margins which more than offset the positive impact of higher crude oil production volumes.

For the third quarter of 2009, Exploration and Production earned $397 million.  Crude oil and natural gas production averaged 420 thousand barrels of oil equivalent per day, which was 16 percent above the year ago quarter.  This increase resulted primarily from higher production from the Shenzi Field in the deepwater Gulf of Mexico and the Malaysia-Thailand JDA and the resumption of production from the Gulf of Mexico that was shut-in during last year’s third quarter due to Hurricanes Gustav and Ike.

As a result of strong year-to-date production performance, we have raised our full year 2009 production forecast to a range of 400 to 410 thousand barrels of oil equivalent per day, versus our previous estimate of 390 to 400 thousand barrels of oil equivalent per day.

With regard to exploration, drilling is continuing on Permit WA-390-P in the Northwest Shelf of Australia, where Hess has a 100% interest.  We have now completed 9 wells and expect to drill the remaining 7 wells of the program by mid-2010.

In Libya, the Stena Forth drillship is expected to arrive soon on location in Area 54, where Hess is the operator and has a 100% working interest.  We intend to perform a drill stem test of our 2008 Arous Al Bahar discovery, which encountered 500 feet of gross hydrocarbon column, and also drill a down dip appraisal well to delineate the prospect.

Turning to Marketing and Refining, we reported a profit of $38 million for the third quarter of 2009.  The weak economy continued to have a negative impact on both margins and volumes.

Refining margins at our Hovensa joint venture refinery were significantly lower than the prior year quarter as a result of lower distillate crack spreads and narrower light / heavy crude differentials.

Marketing results were weaker than the year ago quarter, reflecting lower margins and volumes.  Retail marketing gasoline volumes, on a per site basis, were down 6%, while total convenience store revenue was up 12%.  In Energy Marketing, electricity and fuel oil sales were higher, while natural gas sales volumes declined year over year.

The improvement in crude oil prices and increase in our production volumes during 2009 have enabled us to fund most of our capital and exploratory expenditures with internal cash flow.  We remain committed to maintaining our financial strength so that we have the capability to fund the future growth of our reserves and production.

I will now turn the call over to John Rielly.